Exhibit 99.1
Hayes Lemmerz Third Fiscal Quarter Net Loss Significantly Reduced
Despite Lower Revenue
Northville, Mich., December 4, 2008 — Hayes Lemmerz International, Inc. (Nasdaq: HAYZ) today announced that its sales for the third fiscal quarter of 2008 were $497.0 million, down 10% from $554.9 million a year earlier. The Company reported sales of $1.634 billion for the nine months ended October 31, 2008, up slightly from $1.598 billion a year earlier.
Adjusted EBITDA for the quarter was $50.3 million, down 10% from $55.8 million a year earlier. Adjusted EBITDA for the nine months was $168.9 million, up 11% from $151.7 million in the prior nine months. Despite lower volume, the Company’s EBITDA margin as a percentage of sales was above 10% for the third quarter, essentially unchanged from the year earlier quarter. Core operating earnings were $21.6 million in the third quarter, a decrease of 15% from $25.5 million in the year earlier quarter.
“We are pleased with our results in the face of extremely difficult economic and industry conditions,” said Curtis J. Clawson, President, CEO and Chairman of the Board. “We are better prepared for the current economic downturn due to the significant restructuring actions that we completed over the last several years. In addition, we are reducing our global workforce by 19%, adjusting work schedules at plants, and minimizing capital expenditures and operating expenses. These initiatives have helped us to maintain EBITDA margins in the third quarter despite lower volumes, although further erosion of volumes will impact EBITDA margins. Our goal is to ensure that the Company comes through these difficult times well positioned to increase profitability when the industry recovers,” said Mr. Clawson.
For the third quarter, Hayes Lemmerz reported a net loss of $10.4 million, compared with a net loss of $62.7 million in the year earlier quarter. The Company’s net loss for the nine months ended October 31, 2008 was $70.2 million, an improvement of $94.9 million from a net loss of $165.1 million reported for the year earlier period.
Free cash flow for the third quarter was negative $37.5 million, compared to positive $25.6 million in the year earlier quarter. Most of the decrease in free cash flow was the result of changes in working capital, with the remainder primarily attributable to the timing of cash taxes and lower Adjusted EBITDA.
At October 31, Hayes Lemmerz had cash and cash equivalents of $57.1 million and total liquidity of $163 million, which is in line with its historical levels of liquidity. In light of the current economic downturn and industry uncertainty, the Company announced that it is seeking to amend the financial covenants in its senior secured credit facility to ensure continued compliance and to provide additional flexibility.

The Company also announced that it is withdrawing its guidance for fiscal year 2008 results due to the difficult and unpredictable conditions in the global economy and the global automotive markets.
Conference Call
Hayes Lemmerz announced that it will host a telephone conference call to discuss the Company’s fiscal year 2008 third quarter financial results today at 10:00 a.m. (ET).
To participate by phone, please dial 10 minutes prior to the call: (888) 295-5935 from the United States and Canada or (706) 758-0212 from outside the United States
Callers should ask to be connected to the Hayes Lemmerz third quarter financial results conference call, Conference ID# 70648367.
The conference call will be accompanied by a slide presentation, which can be accessed that morning through the Company’s web site, in the Investor Relations section at http://www.hayes-lemmerz.com/ir_overview.htm.
A replay of the call will be available from 1:00 p.m. (ET), December 4, 2008, until 11:59 p.m. (ET), December 16, 2008, by calling (800) 642-1687 (within the United States and Canada) or (706) 645-9291 (for international calls). Please refer to Conference ID# 70648367.
An audio replay of the call is expected to be available on the Company’s website beginning 48 hours after completion of the call.
Hayes Lemmerz International, Inc. is a world leading global supplier of automotive and commercial highway wheels. The Company has 23 facilities and approximately 7,000 employees worldwide.
Use of Non-GAAP Financial Information
EBITDA, a measure used by management to measure operating performance, is defined as earnings from operations plus depreciation and amortization. Adjusted EBITDA is defined as EBITDA further adjusted to exclude asset impairment losses and other restructuring charges, reorganization items and other items. Management references these non-GAAP financial measures frequently in its decision making because they provide supplemental information that facilitates internal comparisons to historical operating performance of prior periods and external comparisons to competitors’ historical operating performance. Institutional investors generally look to Adjusted EBITDA in measuring performance, among other things. The Company uses Adjusted EBITDA to facilitate quantification of planned business activities and enhance subsequent follow-up with comparisons of actual to planned Adjusted EBITDA. Free cash flow is defined as cash from operating activities minus capital expenditures plus cash from the sale of assets. Management uses free cash flow to identify the amount of cash available to meet debt amortization requirements, pay dividends to stockholders or make corporate investments. Core operating earnings is defined as earnings from operations less asset impairments and restructuring charges, post-emergence chapter 11 related costs, gains and losses on sales of assets, and other special items that are of an infrequent or unusual nature. Core operating earnings is used by management as a non-GAAP financial measure because it is more indicative of operating performance due to exclusion of non-operating, infrequent, or unusual items.
For a reconciliation of these non-GAAP financial measures to the most comparable GAAP measures, please refer to pages 25 — 27 of the slide presentation accompanying the conference call.
Forward Looking Statements
This press release contains forward-looking statements with respect to our financial condition and business. All statements other than statements of historical fact made in this press release are forward-looking. Such forward-looking statements include, among others, those statements including the words “expect,” “anticipate,” “intend,” “believe,” and similar language. These forward-looking statements involve certain risks and uncertainties. Our actual results may differ significantly from those projected in the forward-looking statements. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, among others: (1) competitive pressure in our industry; (2) fluctuations in the price of steel, aluminum, and other raw materials and our ability to maintain credit terms with our suppliers; (3) changes in general economic conditions; (4) our dependence on the automotive industry (which has historically been cyclical) and on a small number of major customers for the majority of our sales; (5) pricing pressure from automotive industry customers and the potential for re-sourcing of business to lower-cost providers; (6) changes in the financial markets or our debt ratings affecting our financial structure and our cost of capital and borrowed money; (7) the uncertainties inherent in international operations and foreign currency fluctuations; (8) our ability to obtain an amendment to the financial covenants in our senior secured credit facilities; and (9) the risks described in our most recent Annual Report on Form 10-K and our periodic statements filed with the Securities and Exchange Commission. You are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this press release.
Contact: Marika P. Diamond, Hayes Lemmerz International, Inc., 734.737.5162

HAYES LEMMERZ INTERNATIONAL, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Millions of dollars)
(Unaudited)

	Balance as of
	October 31, 2008	January 31, 2008
ASSETS
Current assets:
Cash and cash equivalents	$57.1	$160.2
Receivables	225.0	305.6
Other Receivables	39.4	48.3
Inventories	194.6	179.1
Assets held for sale	31.2	21.4
Prepaid expenses and other	9.1	12.2

Total current assets	556.4	726.8

Property, and plant equipment, net	535.1	616.8
Goodwill, intangibles and other long term assets	398.4	462.3

Total assets	$1,489.9	$1,805.9

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Bank borrowings and other notes	$46.4	$32.9
Current portion of long-term debt	4.2	4.8
Accounts payable and other accrued liabilities	326.3	433.6
Liabilities held for sale	8.3	8.2
Other Short Term Liabilities	64.3	76.4

Total current liabilities	449.5	555.9

Long-term debt, net of current portion	519.1	572.2
Pension and other long-term liabilities	356.2	405.0
Minority interest	66.7	70.5
Stockholders’ equity:
Common stock, par value $0.01 per share	1.0	1.0
Additional paid in capital	885.8	882.0
Retained earnings	(1,000.5)	(928.7)
Accumulated other comprehensive income	212.1	248.0

Total stockholders’ equity	98.4	202.3

Total liabilities and stockholders’ equity	$1,489.9	$1,805.9

HAYES LEMMERZ INTERNATIONAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Millions of dollars)
(Unaudited)

	Three Months Ending October 31		Nine Months Ending October 31
	2008	2007	2008	2007

Net sales	$497.0	$554.9	$1,634.3	$1,597.6
Cost of goods sold	440.4	496.8	1,442.1	1,430.2

Gross profit	56.6	58.1	192.2	167.4
Marketing, general and administration	34.1	35.8	112.8	116.6
Amortization of intangibles	2.6	2.5	8.3	7.5
Asset impairments and other restructuring charges	2.7	50.0	11.8	54.0
Other (income) expense, net	(3.4)	(2.6)	27.3	4.9

Earnings from operations	20.6	(27.6)	32.0	(15.6)
Interest expense, net	12.2	13.9	39.8	47.8
Other non-operating expense	—	—	—	21.5
Loss on early extinguishment of debt	0.1	(1.4)	2.8	(1.4)

Earnings (loss) before income taxes and minority interest	8.3	(40.1)	(10.6)	(83.5)
Income tax expense	12.5	16.7	40.1	38.5

Loss before minority interest	(4.2)	(56.8)	(50.7)	(122.0)
Minority interest	3.9	5.9	17.2	15.4

Loss from continuing operations	(8.1)	(62.7)	(67.9)	(137.4)
Loss from discontinued operations	(2.3)	—	(2.3)	(27.7)

Net loss	(10.4)	(62.7)	(70.2)	(165.1)

Loss per common share data
Basic and diluted:
Loss from continuing operations	$(0.08)	$(0.62)	$(0.67)	$(1.87)
Loss from discontinued operations	(0.02)	—	(0.02)	(0.38)

Net loss	$(0.10)	$(0.62)	$(0.69)	$(2.25)

Weighted average shares outstanding (in millions)	101.4	100.4	101.2	73.4

HAYES LEMMERZ INTERNATIONAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Millions of dollars)
(Unaudited)

	Nine Months Ending October 31
	2008	2007

Cash provided by operating activities	$(21.1)	$37.4

Cash flows from investing activities:
Purchase of property, plant, equipment and tooling	(67.1)	(64.1)
Proceeds from sale of assets	(23.4)	1.5

Cash used for investing activities	(90.5)	(62.6)

Cash flows from financing activities:
Changes in bank borrowings and credit facility	20.8	0.9
Bank finance fees paid	0.0	(14.8)
Proceeds from revolving credit facility	16.0	0.0
Repayment of long term debt	(2.6)	(136.3)
Dividends paid to minority shareholders	(12.9)	(10.1)
Proceeds from issuance of common stock	0.0	193.1
Call premium on redemption of Senior Notes	0.0	(9.0)
Fees paid for Rights Offering	0.0	(7.7)

Cash provided by (used for) financing activities	21.3	16.1

Net cash provided by discontinued operations	(1.1)	45.1

Effect of exchange rate changes on cash and cash equivalents	(11.7)	4.1

Increase in cash and cash equivalents	(103.1)	40.1
Cash and cash equivalents at beginning of period	160.2	38.5

Cash and cash equivalents at end of period	$57.1	$78.6